Oyster Creek Group, Inc.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
(unaudited)

                                Three         Six
                               months      months
                                ending      ending              August 19, 1999
                        March 31,         March 31,           (Inception) to
                            2003  2002    2003  2002         March 31, 2003

Revenue                   -       -           -     -                         -

General and
administrative
expenses                -         -        460     4,900              9,785
Total expenses        -         -        460      687                9,785

Net (loss)                -         -       (460)   (4,900)            (9,785)

Weighted average
number of
common shares
outstanding -
basic and
fully diluted   4,500,000 4,500,000 4,500,000 4,500,000

Net (loss)
per share -
basic and
fully diluted             -         -      (0.00) (0.00)

The accompanying notes are an intregal part of these financial statements.

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